Exhibit 99.1

Minim Receives Nasdaq Notification

MANCHESTER, NH, July 2, 2024 (GLOBE NEWSWIRE) -- Minim, Inc. (Nasdaq: MINM) announced today that it received a letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Staff had determined that the Company did not meet the terms of the minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). The Company announced today that, on June 28, 2024, it appealed the Staff Determination from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), to a Hearings Panel (the “Panel”) to delist the Company’s securities from The Nasdaq Capital Market because of the Company’s Stockholders’ Equity Requirement.

The hearing request to the Panel will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. In connection with its request for a hearing, the Company has also requested that the Staff determination be further stayed pending the resolution of the Company’s appeal.

The Company intends to regain compliance with the Stockholders’ Equity Requirement through a direct equity investment and/or business combination prior to the hearing with the Panel. However, there is no assurance that the Company will be successful in executing this plan.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Minim is headquartered in Manchester, N.H.

Contact:
David Feller
603-234-6050
dfeller@minim.com